EXHIBIT 10.17

INCENTIVE UNIT AGREEMENT

AGREEMENT dated as of January 1, 2008, between The Aristotle Corporation, a Delaware corporation (the “Company”), and __________________ (the “Employee”).

W I T N E S S E T H:

The Employee is in a position to make an important contribution to the Company’s overall long-term performance  The incentive provided for herein is based on the combined success of the Company’s operating entities, and is designed to encourage the Employee to support all other employees of such entities.  The Company has determined to grant to the Employee an award of incentive units.

In consideration of the foregoing and of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:

1. Award of Units.  (a) Subject to the terms and conditions hereinafter set forth, the Company hereby awards to the Employee _____ long-term incentive units (the “Incentive Units”).  The award period applicable to the Incentive Units commences on January 1, 2008 and ends on December 31, 2012 (the “Award Period”).

(b)

At the end of the Award Period, any Incentive Units (other than the Incentive Units awarded to and vested in the Employee hereby) which were authorized by the Company but which are not outstanding, will be proportionately distributed to all holders of Incentive Units at such time.  At the end of the Award Period, the Company shall notify the Employee of any change in the number of Incentive Units to which the Employee is entitled.

2.    Value of Incentive Units.

(a) The value of the Incentive Units shall be determined as of the last day of the Award Period and shall equal (A) the proportion of (i) the Employee’s Incentive Units to (ii) 100,000, multiplied by (B) the Award Amount calculated pursuant to Schedule A hereto.  In no event, however, shall the aggregate Award Amount of all holders of Incentive Units exceed $9,000,000.

(b) Except as otherwise set forth in this paragraph 2(b), “EBITDA” (as used in Schedule A hereto) shall be deemed to equal the consolidated income of the Company and its subsidiaries (i) before: (A) interest expense, (B) federal, state and local income taxes, (C) depreciation, and (D) amortization and (ii) after adding back (a) any expense (paid or accrued) for long-term incentive obligations of the Company and (b) any research and development expenses which have been approved by the Company’s Board of Directors (the “Board”) and included in the consolidated income statements of the Company.  Income on investments shall be specifically excluded when determining the consolidated income of the Company and its subsidiaries.  The results of operations of any entity acquired by the Company or any of its subsidiaries during the Award Period shall be included in the calculation of EBITDA, reduced by an annual carrying charge of 7%, after tax (subject, at the discretion of the Board, to a downward adjustment of such carrying charge), on the purchase price therefor.  For calculation purposes, EBITDA shall be calculated based upon those amounts reflected in the Company’s audited income statements for any applicable calendar year (unless otherwise determined in the sole discretion of the Board).

3. Vesting.

(a) The Employee shall become vested in the Incentive Units as follows:

(i)

an aggregate of 15% of the Incentive Units shall be vested as of December 31, 2009;

(ii)

an aggregate of 30% of the Incentive Units shall be vested as of December 31, 2010; and

(iii)

100% of the Incentive Units shall be vested as of December 31, 2012.

Subject to Section 3(c) hereof, no Incentive Units shall vest other than as of the dates set forth above.

(b) Subject to this Section 3(b), if, prior to the end of the Award Period, the Employee’s employment with the Company terminates for any reason and the Employee has, prior to such termination of employment, become vested in a portion of the Incentive Units in accordance with Section 3(a) hereof, the Employee shall retain the right to such Incentive Units and shall be entitled to payment thereof in accordance with the terms of this Agreement; provided, however, that in the event the Employee’s employment is terminated for Cause (as hereinafter defined) at any time during the Award Period, no portion of the Incentive Units shall be deemed to have vested and the Incentive Units shall have no value.

(c) As used herein, “Cause” shall mean (i) the willful failure (other than by reason of Disability) by the Employee to perform the material duties of his employment with the Company and the continued failure to perform such duties within 30 days after written notice from the Company specifying the failure and stating that the same constitutes grounds for termination or (ii) the nonappealable conviction of the Employee for any felony, or any crime involving acts by the Employee of moral turpitude or fraud.

(d) As used herein, “Disability” means the absence of the Employee from the Employee’s duties with the Company on a full-time basis for 180 days in a period of 365 days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

4. Payment.  Subject to Section 15 hereof, the value of the Incentive Units  shall be paid in cash to the Employee within 90 days after the end of the Award Period, but in no event earlier than January 1, 2013; provided, however, that no payment shall be made hereunder which would violate the terms or conditions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

5. Reorganization.

(a) The following events and any similar events shall be referred to hereinafter as “Reorganization Events”:

(i) a merger, consolidation or combination of the Company with another corporation (whether or not the Company shall be the surviving corporation pursuant thereto);

(ii) the acquisition by any person, corporation or other entity of all or substantially all the assets of the Company and its subsidiaries; or

(iii) any such other events which constitute a change-in-control under Section 409A.

(b) In the event of any Reorganization Event, the Board may, in its sole discretion, modify any other terms and conditions of this Agreement; provided, however, that in no event shall the Board take any action pursuant to this Section 5(b) which would (i) materially adversely affect the value of the Incentive Units without the Employee’s consent or (ii) otherwise violate the terms or provisions of Section 409A.

(c) Whenever deemed appropriate by the Board, any action referred to in Section 5(b) hereof may be made conditional upon the consummation of the applicable Reorganization Event.

6.  Withholding Taxes.  All payments under this agreement shall be net of an amount sufficient to satisfy any federal, state and local withholding tax requirements.

7.  Nature of Payments.  Any and all payments hereunder shall be made in consideration of services performed for the Company or its subsidiaries or for their benefit by the Employee.

8.  Other Payments or Awards.  Nothing contained in this Agreement shall be deemed in any way to limit or restrict the Company, any subsidiary thereof or the Board from making any award or payment to the Employee under any other plan, agreement, arrangement or understanding, whether now existing or hereafter in effect.

9.  Right to Terminate Employment.  Nothing in this Agreement shall confer upon the Employee the right to continue in the employment of the Company or any of its subsidiaries or affect any right which the Company or any of its subsidiaries may have to terminate the employment of the Employee.

10.  Nonassignability. No rights granted to the Employee under this Agreement shall be assignable or transferable by the Employee, except by will or by the laws of descent and distribution.  During the life of the Employee, all rights granted to the Employee under this Agreement shall be exercisable only by the Employee or by the Employee’s guardian or legal representative.

11.  Administration and Board Determinations.

(a) The Board shall have and exercise all of the power and authority, among other things, (i) to construe, interpret and implement this Agreement and (ii) to make all determinations necessary or advisable in administering this Agreement; provided, however, that the Board may appoint a committee thereof to have and exercise all of the power and authority given the Board hereunder in which event any reference to the Board in this Agreement shall, upon such appointment, be deemed to be a reference to such committee of the Board.

(b) No member of the Board, or a committee thereof, shall be liable for any action or determination made in good faith with respect to this Agreement or any award hereunder.

12.  No Rights as a Stockholder.  The Employee, as a grantee of the Incentive Units, shall not have any of the rights of a stockholder of the Company.

13.  Notice.  Any notice to be given to the Company hereunder shall be in writing and shall be addressed to the Secretary of the Company, at 96 Cummings Point Road, Stamford, Connecticut 06902 or at such other address as the Company may hereafter designate to the Employee by notice as provided herein.  Any notice to be given to the Employee hereunder shall be addressed to the Employee at the address set forth beneath such Employee’s signature hereto, or at such other address as the Employee may hereinafter designate to the Company by notice as provided herein.  Notices hereunder shall be deemed to have been duly given when personally delivered or mailed by registered or certified mail to the party entitled to receive the same.

14.  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company, and to the heirs and personal representatives of the Employee.

15.  Performance-Based Compensation_.  The Incentive Units granted hereby are intended to be a performance-based award that is exempt from limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”); to the extent that the Employee is subject to the limitations imposed by Section 162(m), the provisions of this Section 15 shall apply.  Notwithstanding anything to the contrary contained in this Agreement, to the extent that any payment provided for hereunder shall be determined not to be a performance-based award that is exempt from the limitations imposed by Section 162(m), the Company shall pay to the Employee the aggregate amount of such payments required hereby in successive annual payments such that, taken as a whole for any annual period, the Employee’s total compensation which is subject to the limitations of Section 162(m) shall be fully deductible by the Company.  No interest shall accrue or be payable to the Employee with respect to any portion of a payment due under this Agreement which is paid in accordance with this Section 15.

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE ARISTOTLE CORPORATION

By:________________________

EMPLOYEE

_____________________________

[Address]

Schedule A

The Award Amount shall be determined as follows:

•

The Board shall determine the Company’s EBITDA (the “Ending EBITDA”) as of December 31, 2012 and compare it to the Company’s EBITDA as of December 31, 2007 (the “Beginning EBITDA”).  If the difference between the Ending EBITDA and the Beginning EBITDA (the “EBITDA Increase”) is less than $5.0 million, the Award Amount shall be zero ($0).

•

If the EBITDA Increase is equal to or greater than $5.0 million, the Award Amount for each level of EBITDA Increase shall be equal to the product of the actual EBITDA Increase for a given EBITDA Level below, multiplied by the Applicable Percentage for such level of EBITDA Increase set forth below:

EBITDA Level	EBITDA Increase	Applicable Percentage
A	$5,000,000	27.0%
B	$5,000,001 – $10,000,000	40.5%
C	$10,000,001 – $20,000,000	56.25%

The total Award Amount available under this Agreement shall be the sum of the Award Amounts for each EBITDA Level.

•

The minimum EBITDA Increase as to which there shall be an Award Amount is $5,000,000.

•

The maximum EBITDA Increase as to which there shall be an Award Amount is $20,000,000.

•

The maximum aggregate Award Amount of all holders of Incentive Units shall not exceed $9,000,000.

•

For purposes of this Schedule, EBITDA shall be calculated as set forth in Section 2(b) of the Agreement.